CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Amount of Securities to be Registered (1)	Aggregate Market Price(2)	Amount of Registration Fee (2)(3)
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index due August 13, 2015	20,000	$19,253,560	$2,206.46

(1) The amount of securities to be registered relates to an additional $20,000,000.00 principal amount of Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index (the “notes”) due August 13, 2015 offered pursuant to this Reopening Pricing Supplement No. 5 to Registration Statement No. 333-177923.

(2) Calculated in accordance with Rule 457(c) of the Securities Act of 1933 based on $962.678 per note, which was the Indicative Note Value on June 29, 2012.

(3) Registration fees of $580.50 with respect to the original $5,000,000 principal amount of notes issued on August 15, 2011 were previously paid as of August 10, 2011.

Reopening pricing supplement no. 5
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 194-B-II dated December 1, 2011,
underlying supplement no. 2-B-I dated July 2, 2012 and
underlying supplement no. 3-I dated November 14, 2011	Registration Statement No. 333-177923 Dated July 2, 2012 Rule 424(b)(2)

Structured Investments	$25,000,000† Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index due August 13, 2015

General

•	You may request that we repurchase your notes on a daily basis in minimum denominations equal to the Principal Amount, subject to compliance with the procedural requirements described below.
•	At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice.
•	The notes are designed for investors who seek a return linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index.
•	Investors should be willing to forgo interest payments and, if the Index Closing Level of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The payment at maturity or upon early repurchase or redemption is linked to the performance of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index minus the Investor Fee, which is deducted on each Valuation Date, as described below.
•	The purpose of this reopening pricing supplement is to offer additional notes with an aggregate principal amount of $20,000,000, which we refer to as the “additional notes.” $5,000,000† aggregate principal amount of notes had been issued prior to the date of this reopening pricing supplement. The additional notes are expected to settle on or about July 5, 2012. For additional information, see “Supplemental Plan of Distribution” in this reopening pricing supplement.
•	The additional notes may be offered and sold from time to time by J.P. Morgan Securities LLC, which we refer to as JPMS, at the Indicative Note Value as of the relevant Valuation Date.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing August 13, 2015*
•	The notes will be sold in minimum denominations equal to the Principal Amount, as described below, and integral multiples in excess thereof.
•	The notes will not be listed on any securities exchange. Other than pursuant to the early repurchase and optional redemption rights set forth below, JPMS will not purchase notes in the secondary market.

Key Terms

Index:	The J.P. Morgan Contag Beta Brent Crude Oil Total Return Index (the “Index”). The value of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index is published each trading day under the Bloomberg ticker symbol “JCTABCOT.” For more information about the Index, please see “The J.P. Morgan Contag Beta Brent Crude Oil Total Return Index” in this reopening pricing supplement.
Principal Amount:	$1,000
Payment at Maturity:

Subject to the impact of a market disruption event (including the early acceleration of the amount due and payable under the terms of the notes upon the occurrence of a commodity hedging disruption event), for each note, unless earlier repurchased or redeemed, you will receive at maturity a cash payment equal to the Indicative Note Value as of the Final Valuation Date.

The return on your initial investment at maturity will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment at maturity if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.

Indicative Note Value:

The Indicative Note Value on the Inception Date will be equal to the Principal Amount. On each subsequent Valuation Date, the Indicative Note Value will be equal to (a) (i) the Indicative Note Value as of the immediately preceding Valuation Date multiplied by (ii) the Index Factor as of that Valuation Date minus (b) the Investor Fee as of that Valuation Date.

If the amount calculated above is less than zero, the Indicative Note Value on that Valuation Date will be $0.

Investor Fee:	On any Valuation Date, the product of (a) the Indicative Note Value as of the immediately preceding Valuation Date, (b) the Investor Fee Percentage and (c) (i) the number of calendar days from and including the immediately preceding Valuation Date to and excluding that Valuation Date divided by (ii) 360
Investor Fee Percentage:	0.85%
Index Factor:	On any Valuation Date, (a) the Index Closing Level on that Valuation Date divided by (b) the Index Closing Level on the immediately preceding Valuation Date
Inception Date:	August 10, 2011
Valuation Date(s)*:	Each business day from and including the Inception Date to and including the Final Valuation Date
Final Valuation Date*:	August 10, 2015
Maturity Date*:	August 13, 2015
Additional Key Terms:	See “Additional Key Terms” below.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 194-B-II and “Supplemental Terms of Notes — Postponement of a Valuation Date — Notes linked to a single Bespoke Commodity Index” in the accompanying underlying supplement no. 2-B-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-B-II and in “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” in this reopening pricing supplement

Investing in the Daily Liquidity Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 194-B-II, “Risk Factors” beginning on page US-6 of the accompanying underlying supplement no. 2-B-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 3-I and “Selected Risk Considerations” beginning on page PS-4 of this reopening pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this reopening pricing supplement or the accompanying product supplement, underlying supplements, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

On the Inception Date, JPMS purchased from us $5,000,000 aggregate Principal Amount of notes at 100% of the Principal Amount per note. On June 29, 2012, JPMS purchased from us $20,000,000 aggregate Principal Amount of notes at the Indicative Note Value per note as of June 29, 2012. As of June 29, 2012, JPMS had sold $3,013,000 aggregate Principal Amount of notes, of which $338,000 aggregate Principal Amount of notes had been previously repurchased and retired by us. As of June 29, 2012, $4,662,000 aggregate Principal Amount of notes were outstanding. After giving effect to the issuance of the additional notes, as of June 29, 2012, $24,662,000 aggregate Principal Amount of notes would be outstanding, of which $21,987,000 Principal Amount of notes would be held by JPMS. The remaining notes, including the additional notes, may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Date. We will receive proceeds equal to 100% of the offering price of the additional notes sold to JPMS on the date of this reopening pricing supplement. See “Supplemental Plan of Distribution” in this reopening pricing supplement.

The offering price includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-25 of the accompanying product supplement no. 194-B-II.

JPMS will not receive any commission from us in connection with sales of the notes. JPMS will be entitled to receive a portion of the Investor Fee to cover the ongoing payments related to the distribution of notes and for structuring and developing the economic terms of the notes. Payments constituting underwriting compensation will not exceed a total of 8% of offering proceeds. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-59 of the accompanying product supplement no. 194-B-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 2, 2012

† $5,000,000 aggregate Principal Amount of notes were issued on August 15, 2011 and $20,000,000 aggregate Principal Amount of notes will be issued on or about July 5, 2012. As of June 29, 2012, $338,000 of aggregate Principal Amount of notes had been previously repurchased and retired by us. As of June 29, 2012, $4,662,000 aggregate Principal Amount of notes were outstanding. After giving effect to the issuance of the additional notes, as of June 29, 2012, $24,662,000 aggregate Principal Amount of notes would be outstanding, of which $21,987,000 Principal Amount of notes would be held by JPMS.

Recent Developments

On June 21, 2012, Moody’s Investors Services downgraded our long-term senior debt rating to “A2” from “Aa3” as part of its review of 15 banks and securities firms with global capital markets operations. Moody’s also maintained its “negative” outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to “A+” from “AA-” and placed us on negative rating watch for a possible further downgrade, and Standard & Poor’s Ratings Services changed its outlook on us to “negative” from “stable,” indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the notes. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011 and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this reopening pricing supplement for further discussion.

These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. We disclosed that the Chief Investment Office’s synthetic credit portfolio has proven to be riskier, more volatile and less effective as an economic hedge than we had previously believed. We are currently repositioning the portfolio in conjunction with our assessment of our overall credit exposure; as this repositioning is being effected in a manner designed to maximize economic value, we may hold certain of our current synthetic credit positions for the longer term and, accordingly, the net income in our Corporate segment will likely be more volatile in future periods than it has been in the past. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See our quarterly report on Form 10-Q for the quarter ended March 31, 2012; “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011; and “Selected Risk Considerations — Credit Risk of JPMorgan Chase & Co.” in this reopening pricing supplement for further discussion.

Additional Terms Specific to the Notes

You should read this reopening pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 194-B-II dated December 1, 2011, underlying supplement no 2-B-I dated July 2, 2012 and underlying supplement no. 3-I dated November 14, 2011. This reopening pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 194-B-II, “Risk Factors” in the accompanying underlying supplement no. 2-B-I and “Risk Factors” in the accompanying underlying supplement no. 3-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 194-B-II dated December 1, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211008000/e46431_424b2.pdf
•	Underlying supplement no. 2-B-I dated July 2, 2012 http://www.sec.gov/Archives/edgar/data/19617/000089109212003686/e48996_424b2.pdf
•	Underlying supplement no. 3-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007618/e46121_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this reopening pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Payment upon Early Repurchase:

Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “Supplemental Terms of Notes — Postponement of a Valuation Date — Notes linked to a single Bespoke Commodity Index” in the accompanying underlying supplement no. 2-B-I, you may request that we repurchase your notes on any Repurchase Date during the term of the notes. Upon early repurchase, you will receive for each note a cash payment on the relevant Repurchase Date equal to the Indicative Note Value as of the relevant Valuation Date.

If the amount calculated above is less than zero, the payment upon early repurchase will be $0.

The return on your initial investment upon early repurchase will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment upon early repurchase if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted on each Valuation Date.

JPMorgan Structured Investments —	PS-1
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Early Repurchase Mechanics:	In order to request that we repurchase your notes on any Repurchase Date, you must deliver a Repurchase Notice to us via email at dln_repurchase@jpmchase.com by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” in the accompanying product supplement no. 194-B-II. If you fail to comply with these procedures, your notice will be deemed ineffective.
Repurchase Date:	The third business day following each Valuation Date
Repurchase Notice:	The form of Repurchase Notice attached hereto as Annex A
Payment upon Optional Redemption:

At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.

The return on your initial investment upon redemption will be reduced by the Investor Fee, which is deducted from the Indicative Note Value on each Valuation Date. Accordingly, you will lose some or all of your initial investment upon redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee.

Optional Redemption Mechanics:	If we exercise our right to redeem your notes on the Redemption Date, we will deliver an irrevocable redemption notice to the Depository Trust Company (“DTC”) (the holder of the global note). The Valuation Date for that redemption will be specified in the irrevocable redemption notice delivered to DTC and will be no fewer than five business days and no more than ten business days after the date that notice is delivered, subject to the potential postponements and adjustments as described under “Supplemental Terms of Notes — Postponement of a Valuation Date — Notes linked to a single Bespoke Commodity Index” in the accompanying underlying supplement no. 2-B-I. Accordingly, we must provide at least five business days’ notice prior to the Valuation Date for that redemption.
Initial Redemption Date:	August 15, 2012*
Redemption Date:	The third business day following the relevant Valuation Date
Reopening issuances:	We may, without your consent, “reopen” the notes based on market conditions and the Index Closing Level at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. See “Reopening Issuances” in this reopening pricing supplement for more information.
Index Closing Level on the Inception Date:	1655.933
Index Calculation Agent:	The JPMorgan Global Index Research Group (“GIRG”), which is one of our affiliates. Employees of GIRG that participate in any index calculation activities are employees of JPMorgan Chase Bank, National Association.
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), which is one of our affiliates.
CUSIP:	48125XJ80

* We may accelerate the notes due to the occurrence of a commodity hedging disruption event prior to the Initial Redemption Date. See “Selected Risk Considerations — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs.”

The notes are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

The J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

The J.P. Morgan Contag Beta Brent Crude Oil Total Return Index (the “Index”) is a notional rules-based proprietary index that was developed by J.P. Morgan Securities Ltd. (“JPMSL”) and that is calculated and maintained by the JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC. The Index is intended to capture the return of a single index component (the “Index Component”), as well as the return of synthetic exposure to three-month U.S. Treasury bills. The Index Component reflects synthetic long exposure to the J.P. Morgan Contag Beta Brent Crude Oil Excess Return Index (the “Index Constituent”). For more information about the Index Constituent, please see underlying supplement no. 3-I.

The Index is a total return index, not an excess return index. An excess return index reflects the returns that are potentially available through synthetic exposure to uncollateralized positions in the futures contracts underlying such index, including the appreciation (or depreciation) of the applicable futures contract(s) and profit or loss realized when rolling such contracts. By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

The Index is rebalanced monthly on the rebalancing date, which is the first day of each calendar month on which the New York Stock Exchange is scheduled to be open for trading for its regular trading session, without regard to after hours trading or any other trading outside of the regular trading session hours. The Index Constituent has a weight (“Component Weight”) equal to 100% as of each rebalancing date.

The value of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index is published each trading day under the Bloomberg ticker symbol “JCTABCOT.” The Index has a base value of 100 as of January 3, 1991. The Index was created on and first published on a live basis on August 9, 2011. Therefore, the Index has limited historical performance.

For more information about the Index, please see “The J.P. Morgan Bespoke Commodity Indices” in the accompanying underlying supplement no. 2-B-I. For purposes of the accompanying underlying supplement no. 2-B-I, the Index is composed of a single Index Component, which includes a single Long Constituent. Accordingly, the short constituent leverage is equal to

JPMorgan Structured Investments —	PS-2
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

0% with respect to the Index Component on each rebalancing date and volatility matching does not apply. In addition, volatility targeting does not apply, so the index leverage is equal to 100% on each rebalancing date. The replication adjustment factor does not apply, so the replication adjustment rate is equal to 0.00%.

The Index Constituent is a notional rules-based proprietary index developed and maintained by JPMSL and calculated by GIRG. The Index Constituent is intended to capture the return of the synthetic exposure to a single commodity, Brent crude oil, which is represented by a commodity futures contract selected by a methodology developed by JPMSL, which we refer to as the “Selection Methodology.” The Selection Methodology uses, along with other criteria, the slope of the futures curve for Brent crude oil to select the futures contract for Brent crude oil with the highest level of backwardation (or in the absence of backwardation, the least amount of contango). “Backwardation” refers to the situation where the futures contracts for a commodity with a delivery month further in time have lower contract prices than futures contracts for the same commodity with a delivery month closer in time. If there is no futures contract for Brent crude oil with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango for Brent crude oil. “Contango” refers to the situation where the futures contracts for a commodity with a delivery month further in time have higher contract prices than futures contracts for the same commodity with a delivery month closer in time. The Index Constituent is an excess return index.

The value of the Index Constituent is published each trading day under the Bloomberg ticker symbol “JCTABCOE”. For more information about the Index Constituent, see “The J.P. Morgan Contag Beta Indices” in the accompanying underlying supplement no. 3-I.

The description of the general terms of the J.P. Morgan Bespoke Commodity Indices included in the accompanying underlying supplement no. 2-B-I is based on standard terms formulated by JPMSL (which we refer to as the “Standard Terms”) that describe general terms relating to the J.P. Morgan Bespoke Commodity Indices. The description of the Index included in this reopening pricing supplement is also based on an index supplement formulated by GIRG (which we refer to as the “Index Rules Supplement”), which describes the specific terms that apply to the Index. The Index Rules Supplement, when read together with the Standard Terms, constitutes the index rules (the “Index Rules”). The Index Rules Supplement in effect as of the date of this reopening pricing supplement is attached as Annex B to this reopening pricing supplement.

Supplemental Information About Underlying Supplement No. 3-I

The accompanying underlying supplement no. 3-I provides additional information about the J.P. Morgan Contag Beta Brent Crude Oil Excess Return Index, which is the Index Constituent for the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index.   However, notwithstanding anything to the contrary in the accompanying underlying supplement no. 3-I, the notes are not linked directly to the J.P. Morgan Contag Beta Brent Crude Oil Excess Return Index and are not linked to any other Contag Beta Indices (as defined in the accompanying underlying supplement no. 3-I). Instead, as discussed above, the notes are linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index.

In addition, you should disregard the information set forth under "Supplemental Terms of Notes" in the accompanying underlying supplement no. 3-I (except for the definitions of defined terms to the extent necessary to an understanding of the rest of underlying supplement no. 3-I).

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to obtain an uncapped return at maturity or upon early repurchase or redemption linked to the Index, subject to the deduction of the Investor Fee. The notes are not subject to a predetermined maximum return and, accordingly, any return will be based on the performance of the Index and the cumulative amount of the Investor Fee as of the relevant Valuation Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE J.P. MORGAN CONTAG BETA BRENT CRUDE OIL TOTAL RETURN INDEX, WHICH CAPTURES THE RETURN OF A SINGLE INDEX CONSTITUENT — The return on the notes is linked to the performance of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index, which is intended to capture the return of the J.P. Morgan Contag Beta Brent Crude Oil Excess Return Index, as well as the return of synthetic exposure to three-month U.S. Treasury bills. The Index provides long exposure to the Index Constituent, on a total return basis, and rebalances monthly. The Index was created on August 9, 2011 and therefore has limited historical performance. For more information, please see “The J.P. Morgan Contag Beta Brent Crude Oil Total Return Index” in this reopening pricing supplement.
•	DAILY REPURCHASES IN MINIMUM DENOMINATIONS EQUAL TO THE PRINCIPAL AMOUNT — Subject to your compliance with the procedures and the potential postponements and adjustments as described in the accompanying product supplement no. 194-B-II and underlying supplement no. 2-B-I, you may submit daily a request to have us repurchase your notes on any Repurchase Date during the term of the notes. If you request that we repurchase your notes, subject to the notification requirements and the other terms and conditions set forth in the accompanying product supplement no. 194-B-II and this reopening pricing supplement, for each note you will receive a cash payment on the relevant Repurchase Date equal to the Indicative Note Value as of the relevant Valuation Date. You may request that we repurchase a minimum of one note.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL CALL FEATURE — At our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date after providing at least five business days’ written notice. Upon redemption, you will receive for each note a cash payment on the relevant Redemption Date equal to the Indicative Note Value as of the relevant Valuation Date.
JPMorgan Structured Investments —	PS-3
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

•	INDICATIVE NOTE VALUE — At any time during the term of the notes, you can contact us via email at dln_repurchase@jpmchase.com, with “Indicative Note Value, Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index due August 13, 2015, CUSIP No. 48125XJ80” as the subject line, to obtain the Indicative Note Value as of the close of any business day. We intend to respond to any requests for the daily Indicative Note Value by the close of business on the following business day; provided that if we receive your request on a day that is a Disrupted Day, we will respond by close of business on the immediately succeeding trading day that is not a Disrupted Day. Please see “Description of Notes — Indicative Note Value” in the accompanying product supplement no. 194-B-II.
•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 194-B-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

Your investment in the notes will involve significant risks. The notes do not guarantee any return of principal at, or prior to, the Maturity Date, any Repurchase Date or any Redemption Date. Investing in the notes is not equivalent to investing directly in the Index, the Index Constituent, any of the futures contracts underlying the Index Constituent, the commodity to which those commodity futures contracts relate or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the foregoing. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 194-B-II dated December 1, 2011, the “Risk Factors” section of the accompanying underlying supplement no. 2-B-I dated July 2, 2012 and the “Risk Factors” section of the accompanying underlying supplement no. 3-I dated November 14, 2011. You should carefully consider the following discussion of risks before you decide that an investment in the notes is suitable for you.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes may not return any of your investment. The Investor Fee, which is deducted on each Valuation Date, will reduce your final payment. Accordingly, you will lose some or all of your initial investment at maturity or upon early repurchase or redemption if the level of the Index decreases or does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily.
•	EVEN IF THE LEVEL OF THE INDEX INCREASES, YOU MAY RECEIVE LESS THAN YOUR INITIAL INVESTMENT DUE TO THE INVESTOR FEE— The amount of the Investor Fee, which is deducted on each Valuation Date, will reduce the payment, if any, you will receive at maturity or upon early repurchase or redemption. If the level of the Index decreases or even if the level of the Index increases, but the Index does not increase sufficiently to offset the cumulative effect of the Investor Fee, which is deducted daily, you will receive less than your initial investment at maturity or upon early repurchase of your notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

In particular, on June 21, 2012, Moody’s Investors Services downgraded our long-term senior debt rating to “A2” from “Aa3” as part of its review of 15 banks and securities firms with global capital markets operations. Moody’s also

JPMorgan Structured Investments —	PS-4
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

maintained its “negative” outlook on us, indicating the possibility of a further downgrade. In addition, on May 11, 2012, Fitch Ratings downgraded our long-term senior debt rating to “A+” from “AA-” and placed us on negative rating watch for a possible further downgrade, and Standard & Poor’s Ratings Services changed its outlook on us to “negative” from “stable,” indicating the possibility of a future downgrade. These downgrades may adversely affect our credit spreads and the market value of the notes. See “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011.

These actions followed our disclosure on May 10, 2012, that our Chief Investment Office (which is part of our Corporate segment) has had, since the end of the first quarter of 2012, significant mark-to-market losses in our synthetic credit portfolio, partially offset by securities gains. These and any future losses may lead to heightened regulatory scrutiny and additional regulatory or legal proceedings against us, and may continue to adversely affect our credit ratings and credit spreads and, as a result, the market value of the notes. See “Recent Developments” in this reopening pricing supplement; our quarterly report on Form 10-Q for the quarter ended March 31, 2012; and “Risk Factors — Risk Management — JPMorgan Chase’s framework for managing risks may not be effective in mitigating risk and loss to the Firm” in our annual report on Form 10-K for the year ended December 31, 2011 for further discussion.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Index Calculation Agent, Note Calculation Agent and Index Sponsor and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the Index Calculation Agent, the Note Calculation Agent, the Index Sponsor and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors” in the accompanying product supplement no. 194-B-II for additional information about these risks.
•	OUR AFFILIATE, GIRG, IS THE INDEX CALCULATION AGENT, AND OUR AFFILIATE, JPMSL, IS THE INDEX SPONSOR AND MAY ADJUST THE INDEX AND THE INDEX CONSTITUENT IN A WAY THAT AFFECTS THEIR LEVELS — GIRG, one of our affiliates, acts as the Index Calculation Agent for the Index and the Index Constituent and is responsible for calculating the Index and the Index Constituent, and JPMSL, one of our affiliates, acts as the sponsor of the Index and the Index Constituent and is responsible for maintaining the Index and the Index Constituent and developing the guidelines and policies governing their composition and calculation. The rules governing the Index and the Index Constituent may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by GIRG in specific instances, such as the right to substitute or exclude a futures contract included in the Index Constituent due to a change in law or otherwise and to calculate substitute closing levels of the Index and the Index Constituent. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMSL and GIRG, JPMorgan Chase & Co., as the parent company of JPMSL and GIRG, ultimately controls JPMSL and GIRG.

In addition, the policies and judgments for which JPMSL and GIRG are responsible could have an impact, positive or negative, on the level of the Index and the Index Constituent and the value of your notes. JPMSL and GIRG are under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the futures contracts in the Index Constituent is not an investment recommendation by us, JPMSL or GIRG of any of the futures contracts underlying the Index Constituent.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on commodity markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes, the Index and the futures contracts underlying the Index.
•	IF WE EXERCISE OUR RIGHT TO REDEEM THE NOTES, THE CASH PAYMENT YOU WILL RECEIVE MAY BE LESS THAN YOU MIGHT OTHERWISE HAVE RECEIVED — We have the right to redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date. We may elect to redeem your notes at a time when the Indicative Note Value is relatively low. As a result, any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your initial investment at maturity if the notes had not been redeemed or the amount you could have received if you had elected to have us (or our affiliates) repurchase your notes at the time of your choosing.
•	THE OPTIONAL REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT FROM YOUR INVESTMENT — While the original term of the notes is approximately four years, at our sole discretion, the notes may be called for redemption prior to the Maturity Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes in an investment with similar characteristics in the event the notes are redeemed prior to the Maturity Date.
•	PRICES OF COMMODITY FUTURES CONTRACTS ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity futures contracts included in the Index Constituent tend to be highly volatile and may fluctuate rapidly based on numerous
JPMorgan Structured Investments —	PS-5
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

factors, including the factors that affect the price of the commodity underlying the commodity futures contracts included in the Index Constituent. See “The Market Price of Brent Crude Oil Will Affect the Value of the Notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

•	AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE METHODOLOGY USED TO CALCULATE THE INDEX CONSTITUENT — The Index Constituent is constructed, in part, using a rules-based methodology which uses, along with other criteria, the slope of the commodities futures curve in order to select a particular futures contract for Brent crude oil in which to synthetically gain exposure (the “Selection Methodology”). The futures contract with the highest level of backwardation is selected for Brent crude oil (a “Contag Contract”), subject to certain limitations. If there is no futures contract for Brent crude oil with backwardation, the Selection Methodology will select the futures contract with the lowest level of contango for Brent crude oil.

In addition, the Index Constituent is synthetically exposed to the futures contract selected as the Contag Contract by the Selection Methodology and such futures contract may, in general, be a deferred futures contract (i.e., a contract having a delivery month further dated than the futures contract with the nearest delivery month). It is generally expected that such deferred futures contract may have less liquidity than the near-month futures contract (being the nearest-to-deliver) with respect to the same commodity. A deferred futures contract may also be less well correlated with the spot market (physical) prices of the relevant commodity and exhibit a different level of volatility. Accordingly, the Index Constituent may not perform as well as an index linked to the spot prices of Brent crude oil.

•	THE INDEX CONSTITUENT MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED WITH RESPECT TO THE FUTURES CONTRACTS UNDERLYING THE INDEX CONSTITUENT — The Index Constituent follows a proprietary strategy that operates on the basis on pre-determined rules. No assurance can be given that the investment strategy on which the Index Constituent is based will be successful or that the Index Constituent will outperform any alternative strategy that might be employed with respect to the futures contracts underlying the Index Constituent.
•	WE MAY ACCELERATE YOUR NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the Note Calculation Agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 194-B-II for more information.
•	COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index Constituent are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your notes. Additionally, in accordance with the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission has adopted regulations that establish position limits for certain commodity-based futures contracts, such as futures contracts on certain energy, agricultural and metals based commodities. These regulations may reduce liquidity in the exchange-traded market for such commodity-based futures contracts. Such regulatory changes may result in a modification of the rules, which may, in turn, have a negative effect on the levels of the Index and the Index Constituent and your payment, if any, at maturity. Please see “The J.P. Morgan Bespoke Commodity Indices — Extraordinary Events Affecting the Index Constituents” in the accompanying underlying supplement no. 2-B-I and “The J.P. Morgan Contag Beta Indices — Extraordinary Events” in the accompanying underlying supplement no. 3-I for more information. Furthermore, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.
•	A DECISION BY AN EXCHANGE ON WHICH THE FUTURES CONTRACTS UNDERLYING THE INDEX CONSTITUENT ARE TRADED TO INCREASE MARGIN REQUIREMENTS MAY AFFECT THE LEVEL OF THE INDEX — If an exchange on which the futures contracts underlying the Index Constituent are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the levels of the Index Constituent and, therefore, the Index to decline significantly.
•	THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITY FUTURES CONTRACTS THAN A BROADER COMMODITY INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodity index. In contrast, the Index Constituent includes futures contracts on Brent crude oil only. As a result, price volatility in the contracts included in the Index Constituent will likely have a greater impact on the Index than it would on a broader commodity index. In addition, because the Index omits principal market sectors of the
JPMorgan Structured Investments —	PS-6
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

commodity markets, it will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

•	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the Index Constituent underlying the Index and the commodity futures contracts underlying the Index Constituent are purely notional and will exist solely in the records maintained by or on behalf of the Index Calculation Agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the commodity futures contracts underlying the Index Constituent.
•	THE NOTES DO NOT OFFER DIRECT EXPOSURE TO COMMODITY SPOT PRICES — The notes are linked to the Index, which includes a single Index Constituent that track commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY OR COMMODITY FUTURES CONTRACT — The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the Index Constituent, the related commodity or other exchange-traded or over-the-counter instruments based on the futures contracts that compose the Index Constituent or the related commodity. You will not have any rights that holders of those assets or instruments have.
•	HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX CONSTITUENT RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index Constituent is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index Constituent approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” While the Index Constituent's Selection Methodology is intended to select a futures contract with the highest level of backwardation (or in the absence of backwardation, the least amount of contango), Brent crude oil commodity futures contracts generally have historically been in contango and no assurance can be given that the Selection Methodology will be successful in mitigating or avoiding contango and negative roll yields. Contango could adversely affect the value of the Index and thus the value of notes linked to the Index.
•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN RELEVANT COMMODITY MARKETS AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF AN INDEX CONSTITUENT, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index Constituent and, therefore, the value of your notes.
•	THE MARKET PRICE OF BRENT CRUDE OIL WILL AFFECT THE VALUE OF THE NOTES — Because the notes are linked to the performance of the Brent crude oil futures contracts, we expect that generally the market value of the notes will depend in part on the market price of Brent crude oil. The price of IPE brent blend crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting
JPMorgan Structured Investments —	PS-7
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

•	FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS — Because futures contracts on Brent crude oil are the benchmark crude oil contracts in European and Asian markets, the price of Brent crude futures contracts will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of Brent crude futures contracts and, therefore, the Index and the notes.
•	THE INDEX CLOSING LEVEL ON THE RELEVANT VALUATION DATE MAY BE LESS THAN THE INDEX CLOSING LEVEL ON THE MATURITY DATE, A REPURCHASE DATE, A REDEMPTION DATE OR AT OTHER TIMES DURING THE TERM OF THE NOTES — The Index Closing Level on the Maturity Date, a Repurchase Date, a Redemption Date or at other times during the term of the notes, including dates near the relevant Valuation Date, could be higher than the Index Closing Level on the relevant Valuation Date. This difference could be particularly large if there is a significant increase in the level of the Index after the relevant Valuation Date, if there is a significant decrease in the level of the Index prior to the relevant Valuation Date or if there is significant volatility in the Index during the term of the notes.
•	THE INDEX HAS A LIMITED OPERATING HISTORY — The Index was created on August 9, 2011, and therefore has limited historical performance. Past performance should not be considered indicative of future performance.
•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS — The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index and has not been verified by an independent third party. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Hypothetical Back-tested Data and Historical Information” in this term sheet. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.
•	THERE ARE RESTRICTIONS ON YOUR ABILITY TO REQUEST THAT WE REPURCHASE YOUR NOTES — If you elect to exercise your right to have us repurchase your notes, your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) acknowledge receipt of the Repurchase Notice that same day. If we do not receive that notice or we (or our affiliates) do not acknowledge receipt of that notice, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

Because of the timing requirements of the Repurchase Notice, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market. As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request. Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a market disruption event.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	YOU WILL NOT KNOW THE AMOUNT YOU WILL RECEIVE UPON EARLY REPURCHASE AT THE TIME YOU ELECT TO REQUEST THAT WE REPURCHASE YOUR NOTES — You will not know the amount you will receive upon early repurchase at the time you elect to request that we repurchase your notes. Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 4:00 p.m., New York City time, on the business day prior to the relevant Valuation Date and we (or our affiliates) must acknowledge receipt of that notice, on the same day. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.
•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including but not limited to:
•	the actual and expected frequency and magnitude of changes in the levels of the Index and the Index Constituent (i.e., volatility);
•	whether we are expected to redeem the notes;
•	the time to maturity of the notes;
•	supply and demand trends at any time for the commodity upon which the futures contracts that compose the Index Constituent are based or the exchange traded futures contracts on that commodity;
JPMorgan Structured Investments —	PS-8
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

•	the amount of the Investor Fee on the relevant Valuation Date;
•	the market price of the commodity upon which the futures contracts that compose the Index Constituent are based or the exchange-traded futures contracts on that commodity;
•	interest and yield rates in the market generally;
•	economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect commodities markets generally or the futures contracts underlying the Index Constituent, and that may affect the Index Closing Level on any Valuation Date; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
•	THE LIQUIDITY IS LIMITED TO THE EARLY REPURCHASE RIGHT — The notes will not be listed on any securities exchange. As stated in the “Supplemental Plan of Distribution” in this reopening pricing supplement, JPMS purchased from us $5,000,000 aggregate Principal Amount of notes on the Inception Date and purchased an additional $20,000,000 aggregate Principal Amount of notes on June 29, 2012. As of June 29, 2012, JPMS had sold $3,013,000 aggregate Principal Amount of notes, of which $338,000 aggregate Principal Amount of notes had been previously repurchased and retired by us. As of June 29, 2012, $4,662,000 aggregate Principal Amount of notes were outstanding. After giving effect to the issuance of the additional notes, $24,662,000 aggregate Principal Amount of notes would be outstanding, of which $21,987,000 Principal Amount of notes would be held by JPMS. The remaining notes, including the additional notes, may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Date. Other than pursuant to the early repurchase right set forth in the notes, JPMS will not purchase notes in the secondary market. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes. Accordingly, the liquidity of the market for the notes outside of the early repurchase right could vary materially over the term of the notes and the price at which you may be able to trade your notes is likely to depend on the payment upon early repurchase. In addition, any election by holders to request that we repurchase the notes will be subject to the restrictive conditions and procedures described in the accompanying product supplement no. 194-B-II. Furthermore, at our sole discretion, we may redeem all, but not fewer than all, issued and outstanding notes on any business day on or after the Initial Redemption Date.
JPMorgan Structured Investments —	PS-9
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Hypothetical Payment at Maturity or upon Early Repurchase

The following examples illustrate how the notes would perform at maturity or upon early repurchase in hypothetical circumstances. We have included an example in which the Index Closing Level increases at a constant rate of 2% per quarter through maturity (Example 1) and an example in which the Index Closing Level decreases at a constant rate of 2% per quarter through maturity (Example 2). In addition, Example 3 shows the Index Closing Level increasing by 2% per quarter for the first 8 quarters and then decreasing by 2% per quarter for the next 8 quarters, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing by 2% per quarter for the first 8 quarters, and then increasing by 2% per quarter for the next 8 quarters. For ease of analysis and presentation, the following examples assume Valuation Dates occur quarterly so that the Index Factor, the Investor Fee and the Indicative Note Value are recalculated only once each quarter. These examples highlight the impact of the Investor Fee on the payment at maturity or upon early repurchase under different circumstances. If the notes are redeemed prior to maturity, the tables and charts below do not illustrate how much you will be paid. Because the Investor Fee takes into account the Index Closing Level performance, the absolute level of the Investor Fee is dependent on the path taken by the Index Closing Level to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Valuation Date, may be greater than or less than the hypothetical Investor Fee (which is calculated quarterly) shown in these examples, depending on whether the level of the Index is increasing or decreasing. The figures in these examples have been rounded for convenience. The Hypothetical Indicative Value of each note for quarter 16 is as of the hypothetical Final Valuation Date, and given the indicated assumptions, a holder will receive payment at maturity or upon early repurchase in the indicated amount, according to the indicated formula.

Example 1

Assumptions:

Investor Fee Percentage	0.85% per annum
Index Closing Level on the Inception Date	1600.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	1600.00000	—	—	$1,000.00000
1	1632.00000	1.02000	$2.12500	$1,017.87500
2	1664.64000	1.02000	$2.16298	$1,036.06952
3	1697.93280	1.02000	$2.20165	$1,054.58926
4	1731.89146	1.02000	$2.24100	$1,073.44004
5	1766.52929	1.02000	$2.28106	$1,092.62778
6	1801.85987	1.02000	$2.32183	$1,112.15850
7	1837.89707	1.02000	$2.36334	$1,132.03834
8	1874.65501	1.02000	$2.40558	$1,152.27352
9	1912.14811	1.02000	$2.44858	$1,172.87041
10	1950.39107	1.02000	$2.49235	$1,193.83547
11	1989.39889	1.02000	$2.53690	$1,215.17528
12	2029.18687	1.02000	$2.58225	$1,236.89654
13	2069.77061	1.02000	$2.62841	$1,259.00606
14	2111.16602	1.02000	$2.67539	$1,281.51080
15	2153.38934	1.02000	$2.72321	$1,304.41780
16	2196.45713	1.02000	$2.77189	$1,327.73427

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	PS-10
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Example 2

Assumptions:

Investor Fee Percentage	0.85% per annum
Index Closing Level on the Inception Date	1600.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	1600.00000	—	—	$1,000.00000
1	1568.00000	0.98000	$2.12500	$977.87500
2	1536.64000	0.98000	$2.07798	$956.23952
3	1505.90720	0.98000	$2.03201	$935.08272
4	1475.78906	0.98000	$1.98705	$914.39401
5	1446.27327	0.98000	$1.94309	$894.16304
6	1417.34781	0.98000	$1.90010	$874.37969
7	1389.00085	0.98000	$1.85806	$855.03404
8	1361.22084	0.98000	$1.81695	$836.11641
9	1333.99642	0.98000	$1.77675	$817.61733
10	1307.31649	0.98000	$1.73744	$799.52755
11	1281.17016	0.98000	$1.69900	$781.83800
12	1255.54676	0.98000	$1.66141	$764.53984
13	1230.43582	0.98000	$1.62465	$747.62439
14	1205.82711	0.98000	$1.58870	$731.08320
15	1181.71056	0.98000	$1.55355	$714.90799
16	1158.07635	0.98000	$1.51918	$699.09065

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	PS-11
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Example 3

Assumptions:

Investor Fee Percentage	0.85% per annum
Index Closing Level on the Inception Date	1600.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	1600.00000	—	—	$1,000.00000
1	1632.00000	1.02000	$2.12500	$1,017.87500
2	1664.64000	1.02000	$4.28798	$1,036.06952
3	1697.93280	1.02000	$6.48963	$1,054.58926
4	1731.89146	1.02000	$8.73063	$1,073.44004
5	1766.52929	1.02000	$11.01169	$1,092.62778
6	1801.85987	1.02000	$13.33353	$1,112.15850
7	1837.89707	1.02000	$15.69687	$1,132.03834
8	1874.65501	1.02000	$18.10245	$1,152.27352
9	1837.16191	0.98000	$20.55103	$1,126.77947
10	1800.41867	0.98000	$22.94543	$1,101.84947
11	1764.41030	0.98000	$25.28686	$1,077.47105
12	1729.12209	0.98000	$27.57649	$1,053.63201
13	1694.53965	0.98000	$29.81546	$1,030.32040
14	1660.64886	0.98000	$32.00489	$1,007.52456
15	1627.43588	0.98000	$34.14588	$985.23308
16	1594.88716	0.98000	$36.23950	$963.43480

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

JPMorgan Structured Investments —	PS-12
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Example 4

Assumptions:

Investor Fee Percentage	0.85% per annum
Index Closing Level on the Inception Date	1600.00

Quarter End	Hypothetical Index Closing Level	Hypothetical Index Factor*	Hypothetical Investor Fee*†	Hypothetical Indicative Note Value*
A	B	C	D	E

t		Bt / Bt-1	Et-1 × Investor Fee Percentage * (90/360)	(Et-1 × Ct) – Dt
0	1600.00000	—	—	$1,000.00000
1	1568.00000	0.98000	$2.12500	$977.87500
2	1536.64000	0.98000	$2.07798	$956.23952
3	1505.90720	0.98000	$2.03201	$935.08272
4	1475.78906	0.98000	$1.98705	$914.39401
5	1446.27327	0.98000	$1.94309	$894.16304
6	1417.34781	0.98000	$1.90010	$874.37969
7	1389.00085	1.02000	$1.85806	$890.00922
8	1361.22084	1.02000	$1.89127	$905.91814
9	1388.44525	1.02000	$1.92508	$922.11142
10	1416.21416	1.02000	$1.95949	$938.59417
11	1444.53844	1.02000	$1.99451	$955.37154
12	1473.42921	1.02000	$2.03016	$972.44880
13	1502.89779	1.02000	$1.90723	$913.56402
14	1532.95575	1.02000	$1.94132	$929.89397
15	1563.61486	1.02000	$1.97602	$946.51583
16	1594.88716	1.02000	$2.01135	$963.43480

* Assuming that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly for purposes of this example. The Investor Fee accrues each calendar day until maturity or early repurchase, and the Index Factor, the Investor Fee and the Indicative Note Value are calculated on each business day after the settlement date up to and including the Final Valuation Date.

† Assuming that the total number of calendar days in each quarter is 90.

We cannot predict the actual Indicative Note Value on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Value and the market value of your notes at any time prior to the stated Maturity Date. The actual amount that a holder of the notes will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the notes will depend on the actual Indicative Note Value on the relevant Valuation Date and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues quarterly and that the Index Factor, the Investor Fee and the Indicative Note Value are calculated quarterly, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the stated Maturity Date, the relevant Repurchase Date or Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index Closing Level on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

These hypothetical payouts at maturity or upon early repurchase or redemption do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	PS-13
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index based on the hypothetical back-tested weekly Index Closing Levels from January 5, 2007 through August 5, 2011, and the historical performance of the Index based on the weekly Index Closing Levels from August 12, 2011 though June 29, 2012. The Index was created as of the close of business on August 9, 2011. The Index Closing Level on June 29, 2012 was 1,606.365. We obtained the Index Closing Levels below from Bloomberg Financial Markets, without independent verification.

The hypothetical back-tested and historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on any Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment. The hypothetical back-tested performance of the Index set forth in the following graph was calculated on materially the same basis as the performance of the Index is now calculated, but does not represent the actual historical performance of the Index.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Supplemental Plan of Distribution

On the Inception Date, JPMS purchased from us $5,000,000 aggregate Principal Amount of notes at 100% of the Principal Amount per note. On June 29, 2012, JPMS purchased from us $20,000,000 aggregate Principal Amount of notes at the Indicative Note Value per note as of June 29, 2012. As of June 29, 2012, JPMS had sold $3,013,000 aggregate Principal Amount of notes, of which $338,000 aggregate Principal Amount of notes had been previously repurchased and retired by us. As of June 29, 2012, $4,662,000 aggregate Principal Amount of notes were outstanding. After giving effect to the issuance of the additional notes, as of June 29, 2012, $24,662,000 aggregate Principal Amount of notes would be outstanding, of which $21,987,000 Principal Amount of notes would be held by JPMS. The remaining notes, including the additional notes, may be offered and sold from time to time by JPMS at the Indicative Note Value as of the relevant Valuation Date. We will receive proceeds equal to 100% of the offering price of notes sold to JPMS on the Inception Date.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes that are to be issued more than three business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent failed settlement.

Reopening Issuances

We may, at our sole discretion, “reopen” the notes based on market conditions and Index Closing Levels at that time. These further issuances, if any, will be consolidated to form a single sub-series with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. The price of any additional offering will be determined at the time of pricing of that offering. We have no obligation to take your interests into account when deciding to issue additional notes. For more information on

JPMorgan Structured Investments —	PS-14
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

such additional offerings, see “General Terms of Notes — Reopening Issuances” in the accompanying product supplement no. 194-B-II.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the additional notes offered by this reopening pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such additional notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the additional notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-15
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index

ANNEX A

FORM OF REPURCHASE NOTICE

To:      dln_repurchase@jpmchase.com

Subject:  Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index, CUSIP No. 48125XJ80

Ladies and Gentlemen:

The undersigned holder of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index due August 13, 2015, CUSIP No. 48125XJ80 (the “notes”) hereby irrevocably elects to exercise, with respect to the number of the notes indicated below, as of the date hereof, the right to have you repurchase such notes on the Repurchase Date specified below as described in the product supplement no. 194-B-II, as supplemented by the pricing supplement dated _________, 20__ relating to the notes (collectively, the “Supplement”). Terms not defined herein have the meanings given to such terms in the Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the notes (specified below) to book a delivery versus payment trade on the relevant Valuation Date with respect to the number of notes specified below at a price per note determined in the manner described in the Supplement, facing DTC 352 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the Repurchase Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
Email:

Number of Notes surrendered for Repurchase:

Applicable Valuation Date: _________, 20__*
Applicable Repurchase Date: _________, 20__*

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Acknowledgment: I acknowledge that the notes specified above will not be repurchased unless all of the requirements specified in the Supplement are satisfied, including the acknowledgment by you or your affiliate of the receipt of this notice on the date hereof.

Questions regarding the repurchase requirements of your notes should be directed to dln_repurchase@jpmchase.com.

*Subject to adjustment as described in the Supplement.

JPMorgan Structured Investments —	PS-16
Daily Liquidity Notes Linked to the J.P. Morgan Contag Beta Brent Crude Oil Total Return Index